EXHIBIT 99.1

BULLETIN!	BULLETIN!	BULLETIN!

SuperGen will hold a telephone conference call today, Thursday, July 22, 2004 at 4:30 p.m. (EDT) / 1:30 p.m. (PDT).  Dr. James Manuso, Chairman and Chief Executive Officer; Edward Jacobs, Chief Operating Officer; and, Michael Molkentin, Chief Financial Officer, Karl Mettinger, Chief Medical Officer and Audrey Jakubowski, Chief Regulatory & Quality Officer will discuss issues and answer questions relating to this news release.  Those wishing to participate in the call should call 1-888-694-4676 (international callers dial +1-973-935-8512) at approximately 4:25 p.m. (EDT).  Those that do not wish to participate may listen to the live ‘webcast’ of the conference call by visiting www.supergen.com.  Upon conclusion, an audio recording of the call will be available on the SuperGen web site for 90 days.

SuperGen Reports Second Quarter Financial Results

DUBLIN, Calif., Jul. 22, 2004 – SuperGen, Inc. (NASDAQ: SUPG) today reported financial results for the second quarter and six months ended June 30, 2004.

Total revenues for the 2004 second quarter were $2,636,000, compared to $4,153,000 for the same prior year period. Total revenues continue to be impacted by the Medicare rollback of Nipent® (pentostatin for injection) pricing that occurred during the prior quarter resulting in an interruption of physician reimbursements.  Total operating expenses for the 2004 second quarter were $14,019,000, compared with $12,900,000 for the same prior year period. The primary reason for the increase in total operating expenses for the 2004 second quarter was increased sales and marketing expenses associated with the Orathecin™ and Dacogen™ programs.  Loss from operations for the 2004 second quarter was $11,383,000, compared with $8,747,000 for the same prior year period.  The Company reported a net loss for the 2004 second quarter of $21,312,000, or $0.48 per share, compared with a net loss of $12,468,000, or $0.38 per share, for the same prior year period.  The net loss for the 2004 second quarter includes a non-operating charge of $7,851,000 that reflects an other than temporary decline in value in the Company’s equity investment in AVI BioPharma, $499,000 in interest expense and $2,879,000 in amortization of deemed discount on convertible debt partially offset by the change in the valuation of derivative of $1,185,000.  The interest expense, amortization of deemed discount on convertible debt and change in the valuation of derivative pertain to the convertible debt transactions executed during 2003.

“The Company’s efforts to minimize the impact of the Medicare rollback for Nipent pricing have resulted in total revenues increasing from $1,098,000 in the 2004 first quarter to $2,636,000 in the 2004 second quarter,” said Edward Jacobs, Chief Operating Officer of SuperGen.  “We anticipate that revenues will continue to increase in the second half of 2004.”

Total revenues for the six months ended June 30, 2004 were $3,734,000, compared to $6,329,000 for the same prior year period.  Total operating expenses for the six months ended June 30, 2004 were $27,568,000, compared with $26,302,000 for the same prior year period.  Loss from operations for the six months ended June 30, 2004 was $23,834,000, compared with $19,973,000 for the same prior year period.  The Company reported a net loss for the six months ended June 30, 2004 of $40,047,000, or $0.96 per share, compared with a net loss of $24,133,000, or $0.73 per share, for the same prior year period.  The net loss for the six months ended June 30, 2004 includes a non-cash charge of $3,616,000 related to the derivative accounting treatment of initially unregistered warrants issued in connection with the private placement of shares of our common stock completed in March 2004 in accordance with EITF 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock, a non-operating charge of $7,851,000 that reflects an other than temporary decline in value in the Company’s equity investment in AVI BioPharma, $1,447,000 in interest expense and $6,899,000 in amortization of deemed discount on convertible debt partially offset by the change in the valuation of derivative of $3,398,000.  The interest expense, amortization of deemed discount on convertible debt and change in the valuation of derivative pertain to the convertible debt transactions executed during 2003.

As of June 30, 2004, the Company had $43,872,000 in cash, cash equivalents, marketable securities, and restricted cash and investments.

“In addition to our continuing efforts associated with the NDA submitted for Orathecin earlier this year, the organization continues to focus its energy on completing the NDA submission for Dacogen within the 2004 third quarter,” said Dr. James Manuso, President and Chief Executive Officer of SuperGen. “Also, we anticipate completing the European Union submission for Dacogen within the 2004 fourth quarter.”

Additional highlights in the 2004 second quarter:

•                  During April 2004, the Company announced that the Food and Drug Administration (“FDA”) granted its request for a rolling New Drug Application (“NDA”) submission for Dacogen™ (decitabine) for injection.  The rolling NDA submission is an FDA provision available for drug candidates that have received Fast Track designation, and allows for completed sections of the NDA to be submitted on an ongoing basis.  Fast Track for Dacogen was granted by the FDA on May 9, 2003.

•                  During June 2004, the Company submitted the Chemistry, Manufacturing and Controls (“CMC”) section as the first component of its NDA for Dacogen to the FDA.  The Company intends to complete the NDA submission within the 2004 third quarter during which the remaining sections of the NDA will be submitted.

Based in Dublin, California, SuperGen is a pharmaceutical company dedicated to the acquisition, rapid development and commercialization of therapies for solid tumors, hematological malignancies and blood disorders. The Company’s website can be reached at www.supergen.com.

This press release contains “forward-looking” statements within the meaning of Section 21A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and is subject to the safe harbor created thereby. The forward-looking statements include statements regarding expectations regarding demand for Nipent and related revenues, expectations about Orathecin and its completed FDA submission, expectations about the submission of the NDA for Dacogen, expectations regarding the commercialization of Orathecin and Dacogen and expectations regarding future revenue and operating and net income or loss. The actual results could differ materially from those projected in the forward-looking statements as a result of a number of risks and uncertainties. Such factors may include, but not limited to, risks and uncertainties related to regulatory approval of Orathecin and Dacogen, conducting and completing clinical trials and obtaining regulatory approval of our other products and product candidates, and the successful commercialization of our products, if approved. For example, anticipated Nipent demand may continue to be lower than expected due to the introduction of competing drugs or other factors, the analysis by the FDA of Orathecin data may take longer than currently anticipated due to its size and complexity and the data may not support FDA approval, and the results of the Dacogen study may not support the submission of an NDA. Our future revenue and operating and net income or loss could be worse than anticipated if demand for our products is less than expected, or if the introduction of new products is delayed, for any reason, including regulatory delay. References made to the discussion of risk factors are detailed in the Company’s filings with the Securities and Exchange Commission including the report on Form 10-Q as amended for the quarter ended March 31, 2004.  These forward-looking statements are made only as of the date hereof, and we disclaim any obligation to update or revise the information contained in any such forward-looking statements, whether as a result of new information, future events or otherwise.

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For further information about SuperGen, please contact:

Timothy L. Enns	Sharon Weinstein
SuperGen, Inc.	Euro RSCG Life NRP
Tel: 1 (925) 560-0100 x111	Tel: 1 (212) 845-4271
Fax: 1 (925) 551-6491	Fax: 1(212) 845-4260
tenns@supergen.com	sharon.weinstein@eurorscg.com

Condensed Consolidated Statements of Operations and Balance Sheets to
follow....

SUPERGEN, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2004	2003	2004	2003
Revenues:
Net sales revenue	$2,636	$4,096	$3,734	$6,272
Other revenue	—	57	—	57
Total revenues	2,636	4,153	3,734	6,329

Operating expenses:
Cost of sales	1,196	1,585	1,747	2,339
Research and development	5,228	5,359	12,678	12,092
Selling, general, and administrative	7,595	5,956	13,143	11,871

Total operating expenses	14,019	12,900	27,568	26,302

Loss from operations	(11,383)	(8,747)	(23,834)	(19,973)

Interest income	115	124	202	253
Interest expense	(499)	(1,425)	(1,447)	(1,610)
Amortization of deemed discount on convertible debt	(2,879)	(4,344)	(6,899)	(4,560)
Other than temporary decline in value of investments	(7,851)	—	(7,851)	—
Change in valuation of derivatives	1,185	1,924	(218)	1,757

Net loss	$(21,312)	$(12,468)	$(40,047)	$(24,133)

Basic and diluted net loss per common share	$(0.48)	$(0.38)	$(0.96)	$(0.73)

Weighted average shares used in basic and diluted net loss per common share calculation	44,349	32,970	41,789	32,903

SUPERGEN, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	June 30, 2004	December 31 2003
	(unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$14,703	$5,055
Marketable securities	17,873	7,565
Restricted cash and investments	—	10,680
Accounts receivable, net	2,184	507
Due from related parties	254	319
Inventories	4,264	3,965
Prepaid financing costs	739	1,811
Prepaid expenses and other current assets	3,133	2,292
Total current assets	43,150	32,194

Marketable securities, non-current	954	1,957
Investment in stock of related parties	800	883
Due from related parties, non-current	95	118
Property, plant and equipment, net	4,024	4,420
Developed technology at cost, net	97	365
Goodwill, net	731	731
Other intangibles, net	903	111
Restricted cash and investments, non-current	9,542	13,927
Other assets	30	30
Total assets	$60,326	$54,736

LIABILITIES & STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued liabilities	$3,378	$3,558
Convertible debt, current portion, net of discounts	4,242	13,593
Derivative liability	2,107	5,505
Payable to AVI BioPharma, Inc.	565	565
Deferred revenue	1,667	—
Accrued payroll and employee benefits	2,582	2,193
Total current liabilities	14,541	25,414

Deferred rent	870	808
Deferred revenue, non-current	—	1,667
Total liabilities	15,411	27,889

Stockholders’ equity	44,915	26,847
Total liabilities and stockholders’ equity	$60,326	$54,736

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